EXECUTION COPY


                      AGREEMENT AND SCHEMES OF ARRANGEMENT

                                      among

                                  EXEL LIMITED,

                            EXEL MERGER COMPANY LTD.

                                       and

                                MID OCEAN LIMITED

                                 March 16, 1998


                              Amended and Restated

                                 April 28, 1998


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE ONE      CERTAIN DEFINITIONS......................................   1

   Section 1.1.   Certain Definitions.....................................   1

ARTICLE TWO      THE SCHEMES..............................................   4

   Section 2.1.   The Schemes.............................................   4
   Section 2.2.   Application to the Court; Effective Time of the
                    Schemes; Closing......................................   4
   Section 2.3.   Effects of the Schemes..................................   5
   Section 2.4.   Articles of Association.................................   5
   Section 2.5.   Boards of Directors and Officers........................   6
   Section 2.6.   Terms of the Parent Scheme:  Exchange of Parent
                    Shares................................................   6
   Section 2.7.   Terms of the Company Scheme:  Exchange of Shares........   7
   Section 2.8.   Terms of the Schemes:  Surrender and Payment............   7
   Section 2.9.   Voting..................................................   7
   Section 2.10.  Structural Modification.................................   8
   Section 2.11.  Optional Cash Election..................................   8

ARTICLE THREE    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............  11

   Section 3.1.   Corporation; Organization...............................  11
   Section 3.2.   Authority; Approval and Fairness........................  12
   Section 3.3.   Capital Structure.......................................  12
   Section 3.4.   Financial Statements....................................  13
   Section 3.5.   Absence of Certain Changes..............................  14
   Section 3.6.   Certain Fees............................................  14
   Section 3.7.   No Defaults.............................................  14
   Section 3.8.   Consents................................................  15
   Section 3.9.   Compliance with Applicable Law..........................  15
   Section 3.10.  Information Supplied....................................  15
   Section 3.11.  Material Contracts......................................  16
   Section 3.12.  Taxes...................................................  16
   Section 3.13.  Litigation..............................................  17
   Section 3.14.  U.S. Assets.............................................  18
   Section 3.15.  Employees...............................................  18
   Section 3.16.  Takeover Statutes.......................................  19
   Section 3.17.  Opinion of Financial Advisor............................  19
   Section 3.18.  Rights Agreement........................................  19
   Section 3.19.  Insurance Matters.......................................  19
   Section 3.20.  Liabilities and Reserves................................  19

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   Section 3.21.  Investment Company......................................  20

ARTICLE FOUR     REPRESENTATIONS AND WARRANTIES OF PARENT.................  20

   Section 4.1.   Corporation; Organization...............................  20
   Section 4.2.   Authority; Approval and Fairness........................  21
   Section 4.3.   Capital Structure.......................................  22
   Section 4.4.   Financial Statements....................................  23
   Section 4.5.   Absence of Certain Changes..............................  23
   Section 4.6.   Certain Fees............................................  23
   Section 4.7.   No Defaults.............................................  24
   Section 4.8.   Consents................................................  24
   Section 4.9.   Compliance with Applicable Law..........................  24
   Section 4.10.  Information Supplied....................................  25
   Section 4.11.  Material Contracts......................................  25
   Section 4.12.  Taxes...................................................  26
   Section 4.13.  Litigation..............................................  27
   Section 4.14.  U.S. Assets.............................................  27
   Section 4.15.  Employees...............................................  27
   Section 4.16.  Takeover Statutes.......................................  28
   Section 4.17.  Opinion of Financial Advisor............................  28
   Section 4.18.  Rights Agreement........................................  28
   Section 4.19.  Insurance Matters.......................................  28
   Section 4.20.  Liabilities and Reserves................................  29
   Section 4.21.  Investment Company......................................  29

ARTICLE FIVE     COVENANTS................................................  29

   Section 5.1.   Conduct of Business of the Company......................  29
   Section 5.2.   Conduct of Business of Parent...........................  31
   Section 5.3.   Acquisition Proposals...................................  32
   Section 5.4.   Access to Information...................................  33
   Section 5.5.   S-4; Regulatory Matters.................................  33
   Section 5.6.   Public Announcements....................................  33
   Section 5.7.   Supplemental Information................................  33
   Section 5.8.   Shareholders' Meetings..................................  34
   Section 5.9.   Company Options and Parent Options......................  34
   Section 5.10.  Takeover Laws...........................................  35
   Section 5.11.  Affiliates..............................................  36
   Section 5.12.  Stock Exchange Listing..................................  36
   Section 5.13.  Indemnification.........................................  36
   Section 5.14.  Reasonable Best Efforts.................................  37
   Section 5.15.  Post-Closing Matters....................................  37
   Section 5.16.  Employee Benefit Plans; Existing Agreements.............  37

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ARTICLE SIX      CONDITIONS TO THE SCHEMES................................  38

   Section 6.1.   Conditions to Each Party's Obligation to Effect
                    the Schemes...........................................  38
   Section 6.2.   Additional Conditions to the Company's
                    Obligation to Effect the Schemes......................  39
   Section 6.3.   Additional Conditions to Parent's Obligation
                    to Effect the Schemes.................................  40

ARTICLE SEVEN    TERMINATION AND ABANDONMENT..............................  41

   Section 7.1.   Termination by the Company for Breach...................  41
   Section 7.2.   Termination by Parent for Breach........................  41
   Section 7.3.   Termination by the Company or Parent....................  41
   Section 7.4.   Procedure and Effect of Termination.....................  42

ARTICLE EIGHT    MISCELLANEOUS PROVISIONS.................................  43

   Section 8.1.   Non-Survival of Representations, Warranties,
                    Covenants and Agreements..............................  43
   Section 8.2.   Amendment and Modification..............................  43
   Section 8.3.   Waiver of Compliance; Consents..........................  43
   Section 8.4.   Severability and Validity...............................  44
   Section 8.5.   Expenses and Obligations................................  44
   Section 8.6.   Parties in Interest.....................................  44
   Section 8.7.   Additional Agreements...................................  44
   Section 8.8.   Notices.................................................  44
   Section 8.9.   Governing Law; Submission to Jurisdiction...............  46
   Section 8.10.  Counterparts............................................  46
   Section 8.11.  Headings................................................  46
   Section 8.12.  Entire Agreement; Assignment............................  46

                      AGREEMENT AND SCHEMES OF ARRANGEMENT

            This Agreement and Schemes of Arrangement, dated March 16, 1998, as amended and restated April 28, 1998 (this "Agreement"), by and among EXEL Limited, a limited liability company organized and incorporated under the laws of the Cayman Islands ("Parent"), Exel Merger Company Ltd., a limited liability company organized and incorporated under the laws of the Cayman Islands ("New Parent"), and Mid Ocean Limited, a limited liability company organized and incorporated under the laws of the Cayman Islands (the "Company").

            Whereas, the respective Boards of Directors of the Company, Parent and New Parent deem it advisable and in the best interests of their respective shareholders that each of the Company and Parent become subsidiaries of New Parent pursuant to the Scheme of Arrangement between Parent and its shareholders (the "Parent Scheme") and the Scheme of Arrangement between the Company and certain of its shareholders (the "Company Scheme," and together with the Parent Scheme, the "Schemes") as provided for herein;

            Whereas, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a support agreement with JP Morgan Capital Corporation ("JPM"), pursuant to which, among other things, such shareholder has agreed to vote the Shares (as defined herein) then owned by such shareholder in favor of the Schemes provided for herein;

            Whereas, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, New Parent and/or the Company are entering into amendments to the employment agreements between the Company and Henry C.V. Keeling and Mark E. Brockbank, and new consulting agreements with Robert J. Newhouse, Jr. and Michael A. Butt, all such agreements to become effective as of the Effective Time (as defined herein);

            Whereas, the parties intend that each of the Schemes shall qualify as tax-free under the United States Internal Revenue Code of 1986, as amended (the "Code").

            Now, therefore, in consideration of the promises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE ONE

                               CERTAIN DEFINITIONS

             Section 1.1. Certain Definitions. Certain capitalized terms used in this Agreement shall have the meaning set forth below:

             (a) "Affiliate" of a party means any Person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

             (b) "Business Day" means any day other than a Saturday, a Sunday, or a bank holiday in Bermuda, the Cayman Islands or in the State of New York in the United States of America.

             (c) "Class A Ordinary Shares" means the Class A Ordinary Shares, par value $.20 per share, of the Company.

             (d) "Class B Ordinary Shares" means the Class B Ordinary Shares, par value $.20 per share, of the Company.

             (e) "Class C Ordinary Shares" means the Class C Ordinary Shares, par value $.20 per share, of the Company.

             (f) "Company Disclosure Letter" means the letter, dated as of March 16, 1998, from the Company to Parent regarding certain matters related to this Agreement.

             (g) "Confidentiality Letter" means that certain letter between Parent and the Company, dated March 7, 1998.

             (h)   "$" means United States dollars.

             (i) "Employee Benefit Plan" of a Person means each benefit plan maintained or contributed to by such Person or with respect to which such Person may reasonably be expected to have any liability, which provides (or is intended to provide) benefits to the current or former directors or employees of such Person (or other service providers to such Person), including, without limitation, each pension, retirement or deferred compensation plan, incentive compensation plan, share plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance, medical or hospitalization program, sickness, accident, disability or death benefit program or any other fringe benefit arrangement.

             (j) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

             (k) "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

             (l) "Governmental Authority" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company, Parent, New Parent or any of their respective Subsidiaries or any of the transactions contemplated by this Agreement (including, without limitation, the Corporation of Lloyd's).

             (m) "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title

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of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

             (n) "Material Adverse Effect" means, with respect to the Company or Parent (as the case may be), any change, event, condition or development that is materially adverse to the business, assets, liabilities, results of operations, properties, financial or operating condition of such party and its Subsidiaries, taken as a whole (without giving effect to the consequences of the transactions contemplated by this Agreement), except for any such change, event, condition or development resulting from or arising in connection with (i) changes applicable to participants in the businesses of the Company or Parent (as the case may be) generally or (ii) changes in economic, regulatory or political conditions generally.

             (o)   "NYSE" means The New York Stock Exchange, Inc.

             (p) "Parent Disclosure Letter" means the letter, dated as of March 16, 1998, from Parent to the Company regarding certain matters related to this Agreement.

             (q) "Permitted Liens" means (i) Liens for Taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, consents and Liens which do not interfere materially with the ordinary conduct of the business of the Company or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company; and (iv) Liens granted by the Company to lenders pursuant to credit agreements in existence on the date hereof.

             (r) "Person" means an individual, company, limited liability company, partnership, association, trust, unincorporated organization or other entity.

             (s)   "SEC" means the United States Securities and Exchange
Commission.

             (t) "Securities Act" means the United States Securities Act of 1933, as amended.

             (u) "Shares" means the Class A Ordinary Shares, the Class B Ordinary Shares and the Class C Ordinary Shares.

             (v) "Subsidiary" shall mean, with respect to a specified Person, each company, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more intermediaries, 50% or more of the shares or other interests having general voting power in the election of directors or Persons performing similar functions or rights to 50% or more of any distributions.

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             (w)   "Tax" or "Taxes" shall mean any Bermuda or United States
federal, state, local, foreign or other income, share capital, employees' income withholding, foreign Person withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer or other tax, including any interest, penalties or other additions to tax in respect to the foregoing, whether disputed or not.

             (x) "Total Voting Power" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of shareholders of the Company held on such date assuming all Voting Shares were present and voted at such meeting.

             (y) "Voting Shares" means Class A Ordinary Shares and Class B Ordinary Shares and all other securities of the Company, if any, entitled to vote generally in the election of directors.

                                   ARTICLE TWO

                                   THE SCHEMES

             Section 2.1. The Schemes.

             (a) The Parent Scheme. On the Effective Date (as defined herein) at the Parent Scheme Effective Time (as defined herein), and upon the terms and subject to the conditions hereof and subject to the Grand Court of the Cayman Islands (the "Court") exercising its discretion and sanctioning the Parent Scheme pursuant to Section 85(2) of the Companies Law (1995 Revision) of the Cayman Islands (the "Companies Law") and making such facilitating orders as are appropriate pursuant to Section 86 of the Companies Law, all of the issued share capital of Parent shall be transferred to New Parent.

             (b) The Company Scheme. On the Effective Date at the Company Scheme Effective Time (as defined herein), and upon the terms and subject to the conditions hereof, and subject to the Court exercising its discretion and sanctioning the Company Scheme pursuant to Section 85(2) of the Companies Law and making such facilitating orders as are appropriate pursuant to Section 86 of the Companies Law, all of the issued share capital of the Company shall be transferred to New Parent, other than the Shares owned by Parent, which shall remain outstanding.

             Section 2.2. Application to the Court; Effective Time of the Schemes; Closing.

             (a) As soon as practicable after the date hereof, (i) Parent, will (x) cause an application to be made to the Court requesting the Court to summon such class meetings of members of Parent as the Court may direct, (y) convene such class meetings, and obtain the approval required under Section 85(2) of the Companies Law and, subject to such approvals being obtained, (z) cause a petition to be presented to the Court seeking the sanctioning of a Scheme of Arrangement pursuant to Section 85 of the Companies Law and file such other documents as are required to be duly filed with the Court to effect the Parent Scheme, and (ii) the Company will (x) cause an application to be made to the Court requesting the Court to summon such class meetings of members of the Company as the Court may direct, (y) convene such class meetings, and obtain the approval required under Section 85(2) of the Companies Law and, subject to such approvals being obtained, (z) cause a petition to be presented to the Court seeking the sanctioning of a Scheme of Arrangement pursuant to Section 85 of the Companies Law and file such other documents as are required to be duly filed with the Court to effect the Company Scheme.

             (b) New Parent, Parent and the Company shall, subject to the provisions of this Agreement, do all things necessary to effect the Parent Scheme and the Company Scheme including but not limited to the holding of extraordinary general meetings of their respective shareholders to approve the Parent Scheme and the Company Scheme, respectively, to sanction any increase in share capital that may be necessary under the terms of each Scheme of Arrangement and, subject to the Parent Scheme and the Company Scheme taking full force and effect, to approve and adopt new articles of association in respect of each.

             (c) Upon receipt of orders from the Court sanctioning the Parent Scheme and the Company Scheme, (i) the order sanctioning the Parent Scheme shall be duly filed with the Registrar of Companies of the Cayman Islands (the "Registrar"), and (ii) immediately thereafter, the order from the Court sanctioning the Company Scheme shall be duly filed with the Registrar. The Parent Scheme shall become effective upon the filing of the order of the Court with respect to the Parent Scheme with the Registrar (the time of such filing being the "Parent Scheme Effective Time" and the date of such filing being the "Effective Date"). The Company Scheme shall become effective on the Effective Date immediately after the Parent Scheme, upon the filing of the order of the Court with respect to the Company Scheme with the Registrar (the "Company Scheme Effective Time" or the "Effective Time"). Prior to such filings, a closing shall be held, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 9:00 a.m. or such other place and/or time as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article SIX (the "Closing"). The date upon which the Closing shall occur is referred to herein as the "Closing Date."

             Section 2.3.  Effects of the Schemes.

             (a) Effect of the Parent Scheme. As of the Parent Scheme Effective Time, Parent shall be a wholly owned Subsidiary of New Parent.

             (b) Effect of the Company Scheme. As of the Company Scheme Effective Time, the Company shall be, directly and indirectly through Parent, a wholly owned Subsidiary of New Parent.

             Section 2.4.   Articles of Association.

             (a) Articles of Association of New Parent. At or prior to the Effective Time, the articles of association of New Parent shall be amended and restated in substantially the form of the existing articles of association of Parent, with additional provision for (i) a class of New Parent Non-Voting Shares (as defined herein) (which shall have substantially the same terms as the Class C Ordinary Shares) for which the Class B Ordinary Shares and the Class C Ordinary Shares shall be exchanged and (ii) the authorization of preferred shares by New Parent. The form of such amended and restated articles of incorporation of New Parent shall be the articles of association of New Parent until thereafter amended or restated as provided therein and by law. New Parent shall be renamed "EXEL Limited" after the Effective Time.

             Section 2.5.  Boards of Directors and Officers.

             (a) Board of Directors and Officers of Parent. The parties hereto shall procure that at the Parent Scheme Effective Time, those directors of Parent who shall be designated by Parent shall remain as directors of Parent, each of such directors to hold office in accordance with the applicable provisions of the articles of association of Parent and until their successors shall be elected or appointed and shall duly qualify. After giving effect to the Parent Scheme, the parties hereto shall procure that the officers of Parent shall be the individuals who are the current officers of Parent, each to hold office in accordance with the applicable provisions of the articles of association of Parent and until their respective successors are duly elected or appointed and qualified.

             (b) Board of Directors and Officers of the Company. The parties hereto shall procure that at the Company Scheme Effective Time, the persons who shall be designated by Parent shall remain or be appointed as directors of the Company, each of such directors to hold office in accordance with the applicable provisions of the articles of association of the Company and until their successors shall be elected or appointed and shall duly qualify. After giving effect to the Company Scheme, the parties hereto shall procure that the persons, who shall be designated by Parent, shall be the officers of the Company, each to hold office in accordance with the applicable provisions of the articles of association of the Company and until their respective successors are duly elected or appointed and qualified.

             (c) Board of Directors and Officers of New Parent. The parties hereto shall procure that at the Effective Time, the initial directors of New Parent shall be the current directors of Parent, Mr. Robert J. Newhouse, Jr., Mr. Michael A. Butt and three additional non-executive directors of the Company to be selected by Parent, after consultation with the Company, prior to the Effective Time, which such directors shall constitute the entire board of directors of New Parent at the Effective Time and each of such directors to hold office in accordance with the applicable provisions of the articles of association of New Parent and until their successors shall be elected or appointed and shall duly qualify. The parties hereto shall procure that after giving effect to the Parent Scheme, the officers of New Parent shall be the individuals who are the current officers of Parent, each to hold office in accordance with the applicable provisions of the articles of association of New Parent and until their respective successors are duly elected or appointed and qualified.

             Section 2.6.   Terms of the Parent Scheme:  Exchange of
Parent Shares.  At the Parent Scheme Effective Time, by virtue of the Parent
Scheme:

             (a) Each ordinary share, par value $.01 per share, of Parent ("Parent Share") which is issued and outstanding immediately prior to the Effective Time shall be, by virtue of the Parent Scheme and without any action on the part of the holder thereof, transferred to New

Parent and there shall be allotted and issued to the holder thereof one ordinary share, par value $.01 per share, of New Parent (a "New Parent Voting Share"), subject to the election rights set forth in Section 2.11. The New Parent Voting Shares (and cash, if any) to be received as consideration pursuant to the Parent Scheme by each holder of a Parent Share is referred to herein as the "Parent Scheme Consideration." New Parent shall issue the New Parent Voting Shares to be received as Parent Scheme Consideration and register the Persons to whom New Parent Voting Shares are issued on New Parent's register of members.

             (b) Each Parent Option (as defined herein) outstanding as of the Parent Scheme Effective Time shall be treated in accordance with the provisions of Section 5.9.

             Section 2.7. Terms of the Company Scheme: Exchange of Shares. At the Company Scheme Effective Time, by virtue of the Company
Scheme:

             (a) Each Class A Ordinary Share, issued and outstanding immediately prior to the Company Scheme Effective Time (other than Shares held by New Parent or by Parent or any of its Subsidiaries) shall be, by virtue of the Company Scheme and without any action on the part of the holder thereof, transferred to New Parent and there shall be allotted and issued to the holder thereof 1.0215 New Parent Voting Shares per Class A Ordinary Share so transferred (such number being defined herein as the "Exchange Ratio"), subject to the election rights set forth in Section 2.11. Each Class B Ordinary Share and Class C Ordinary Share issued and outstanding immediately prior to the Company Scheme Effective Time shall be, by virtue of the Company Scheme and without any action on the part of the holder thereof, transferred to New Parent and there shall be allotted and issued to the holder thereof that number of Non-Voting Common Shares, par value $.01 per Share, of New Parent ("New Parent Non-Voting Shares") equal to the Exchange Ratio, subject to the election rights set forth in Section 2.11. The New Parent Voting Shares and New Parent Non-Voting Shares (collectively, the "New Parent Shares") (and cash, if any) to be received as consideration pursuant to the Company Scheme by each holder of Shares are referred to herein as the "Company Scheme Consideration." New Parent shall issue the New Parent Shares to be received as Company Scheme Consideration and register the Persons to whom such New Parent Shares are issued on New Parent's register of members.

            (b) Each Company Option (as defined herein) outstanding as of the Company Scheme Effective Time shall be treated in accordance with the provisions of Section 5.9.

             Section 2.8. Terms of the Schemes: Surrender and Payment. Subject to and by virtue of the orders of the Court under Section 85(2) of the Companies Law sanctioning the Schemes, the terms of the Schemes and the provisions for surrender of the certificates representing Shares shall be as set forth in the Mid Ocean Limited Scheme of Arrangement and the EXEL Limited Scheme of Arrangement which shall be in a form agreed by the parties.

             Section 2.9. Voting. In determining shareholders of New Parent entitled to notice of and to vote at meetings of shareholders of New Parent, former shareholders of record of Parent and the Company shall not be deemed shareholders of record until the register of members of New Parent is amended to reflect the allotment and issue of the New Parent Shares to such former shareholders.

             Section 2.10. Structural Modification. Parent may at any time with the consent of the Company (not to be unreasonably withheld) change the method of effecting the combination with the Company (including, without limitation, the provisions of this Article TWO) if and to the extent it deems such change to be desirable, including without limitation to provide for a share exchange in which holders of Shares will receive in exchange for their Shares either New Parent Common Shares or Parent Shares; provided, however, that no such change will (A) alter or change the amount or kind of consideration to be issued to holders of Shares as provided for in this Agreement, (B) adversely affect the tax treatment of the Company's shareholders as a result of receiving the consideration for their Shares or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

             Section 2.11. Optional Cash Election. Holders of the Parent Shares and the Shares may elect to receive cash consideration in lieu of receiving New Parent Shares in the Parent Scheme or the Company Scheme, as the case may be, in accordance with the election procedures set forth below in this Section 2.11. Holders of Parent Shares or Shares who are to receive cash in lieu of exchanging their Parent Shares or Shares for New Parent Shares as specified below shall receive an amount in cash (the "Per Share Cash Consideration") in respect of each New Parent Share they would have been entitled to receive pursuant to
Section 2.7 equal to the Valuation Period Market Value (as defined below). The aggregate amount of cash that shall be paid in the Parent Scheme and the Company Scheme to satisfy such elections shall not exceed $300 million (the "Cash Amount") to be allocated between the Cash Election Shares (as defined below) of Parent and the Company in accordance with the last sentence of this Section
2.11. For purposes of this Section 2.11:

           (i) "Valuation Period Market Value" shall mean the average of the closing sales prices for a Parent Share as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, in the absence thereof, by another authoritative source) during the Valuation Period; and

           (ii) "Valuation Period" shall mean the ten (10) consecutive trading day period during which the Parent Shares are traded on the NYSE ending on the tenth calendar day immediately prior to the anticipated Effective Time.

            An election form and other appropriate and customary transmittal materials in such form as Parent and the Company shall mutually agree ("Election Form") shall be mailed 25 days prior to the anticipated Effective Time or on such other date as the Company and Parent shall mutually agree ("Mailing Date") to each holder of record of Parent Shares or Shares as of five business days prior to the Mailing Date ("Election Form Record Date").

            Each Election Form shall permit a holder of Parent Shares or Shares to elect to receive cash with respect to all or a portion of such holder's Parent Shares or Shares (such election, a "Cash Election" and shares as to which the election to receive cash is made being "Cash Election Shares").

            Any Parent Shares or Shares with respect to which the holder shall not have elected to receive cash by submitting to Parent or to the exchange agent designated by Parent (the

"Exchange Agent") an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline") shall as of the Effective Time be transferred to New Parent in exchange for New Parent Shares on the basis set forth in Section 2.7 (such Parent Shares or Shares being "No Election Shares").

            Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of Parent Shares or Shares between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Parent and the Company shall provide to the Exchange Agent, if any, all information reasonably necessary for it to perform as specified herein.

            Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Parent Shares or Shares represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, Parent, the Company and the Exchange Agent, if any, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

            Within five business days after the Effective Time, or as soon thereafter as practicable, New Parent shall, or shall cause the Exchange Agent to, effect the allocation among the holders of Cash Election Shares in accordance with the Election Forms as follows:

            (a) Cash Elections Less Than or Equal To the Cash Amount. If the amount of cash that would be issued in the Parent Scheme and the Company Scheme in respect of all the Cash Election Shares is less than or equal to the Cash Amount, then (1) all Cash Election Shares shall be exchanged for the Per Share Cash Consideration in respect of each New Parent Share the holders thereof would have been entitled to receive pursuant to Section 2.7, and (2) all No Election Shares shall be transferred to New Parent in exchange for New Parent Shares in accordance with Section 2.7.

            (b) Cash Elections More Than the Cash Amount. If the amount of cash that would be issued in the Parent Scheme and the Company Scheme in respect of all the Cash Election Shares is greater than the Cash Amount, then (1) all No Election Shares shall be transferred to New Parent in exchange for New Parent Shares in accordance with Section 2.7, and (2) the Cash Election Shares shall be transferred to New Parent in exchange for the right to receive cash and New Parent Shares in the following manner:

                  (A) the number of Parent Shares that are Cash Election Shares covered by each Cash Election which shall be transferred to New Parent in exchange for the Per Share Cash Consideration in respect of each New Parent Share the holder thereof would have been entitled to receive pursuant to Section
            2.7 shall equal the number obtained by multiplying (x) the Parent Cash Election Number by (y) a fraction of which the numerator shall be the number of Parent Shares covered by such Cash
            Election and the denominator shall be the aggregate number of Parent Shares that are Cash Election Shares. The balance of such Parent Shares that are Cash Election Shares shall be transferred to New Parent in exchange for New Parent Shares in accordance with the provisions of Section 2.7 as if such Parent Shares were not Cash Election Shares; and

                  (B) the number of Shares that are Cash Election Shares covered by a Cash Election which shall be transferred to New Parent in exchange for the Per Share Cash Consideration in respect of each New Parent Share the holder thereof would have been entitled to receive pursuant to Section 2.7 shall equal the number obtained by multiplying (x) the Company Cash Election Number by (y) a fraction of which the numerator shall be the number of Shares covered by such Cash Election and the denominator shall be the aggregate number of Shares that are Cash Election Shares. The balance of such Shares that are Cash Election Shares shall be transferred to New Parent in exchange for New Parent Shares in accordance with the provisions of
            Section 2.7 as if such Shares were not Cash Election Shares.

           For purposes of this Section 2.11:

           (i) "Parent Cash Election Number" means the number obtained by dividing the Parent Cash Pool by the Valuation Period Market Value;

          (ii) "Company Cash Election Number" means the number obtained by dividing the Company Cash Pool by the product of (x) the Exchange Ratio and (y) the Valuation Period Market Value;

         (iii) "Parent Cash Pool" means amount of cash available for Parent shareholders, which shall initially be $204,000,000, provided that such amount shall be increased to the extent holders of Shares do not make Cash Elections with respect to the full initial amount of the Company Cash Pool and decreased to the extent holders of Parent Shares do not make Cash Elections with respect to the full initial amount of the Parent Cash Pool; and

          (iv) "Company Cash Pool" means amount of cash available for Company shareholders, which shall initially be $96,000,000, provided that such amount shall be increased to the extent holders of Parent Shares do not make Cash Elections with respect to the full initial amount of the Parent Cash Pool and decreased to the extent holders of Shares do not make Cash Elections with respect to the full initial amount of the Company Cash Pool.

                                  ARTICLE THREE

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The Company hereby represents and warrants to Parent (the representations and warranties set forth below being made as of March 16, 1998, and as of the date required by Article Six, to the extent so required, except that references to "the date hereof" or words of like import shall be construed to be March 16, 1998) that:

             Section 3.1.  Corporation; Organization.

             (a) Except as set forth in Section 3.1(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable Cayman Island and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on the Company. The Company has furnished to Parent complete and correct copies of its memorandum of association and articles of association as in effect on the date hereof. Such memorandum of association and articles of association are in full force and effect and no other constitutional documents are applicable to or binding upon the Company.

             (b) The Company conducts its insurance and reinsurance operations through the Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Letter (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in its jurisdiction of incorporation or duly licensed to operate in the insurance or reinsurance business (as applicable) in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized or duly licensed to operate in the insurance or reinsurance business (as applicable) in each other jurisdiction where it is required to be so licensed, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business currently written by such Company Insurance Subsidiaries, except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to have a Material Adverse Effect on the Company. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably likely to have a Material Adverse Effect on the Company.

             Section 3.2.  Authority; Approval and Fairness.

             (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the due approval and adoption of the Company Scheme by its shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to compliance with the provisions of Section 85 of the Companies Law. No other corporate proceedings on the part of the Company are necessary for the execution, delivery and performance of this Agreement by the Company and, subject to the approval and adoption of the Company Scheme by its shareholders as provided above, compliance with the provisions of Section 85 of the Companies Law, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company (assuming the due authorization, execution and delivery hereof and thereof by Parent and New Parent), and subject to the provisions of Section 85 of the Companies Law constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

             (b) The Board of Directors of the Company, with the exception of directors affiliated with Parent, at a meeting duly called and held (i) has unanimously declared that they consider this Agreement, the Company Scheme and the other transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and (ii) has authorized and approved in all respects this Agreement, the Schemes and the other transactions contemplated hereby, and (iii) has received the opinion of its financial advisors, J.P. Morgan Securities Inc., to the effect that the consideration to be received by the holders of the Shares in the Company Scheme is fair from a financial point of view to such holders.

             Section 3.3.  Capital Structure.

             (a) As of the date hereof, the authorized share capital of the Company is $40,000 comprised of 200,000,000 ordinary shares with a par value of $0.20 per share. As of March 10, 1998, (i) 36,080,267 Class A Ordinary Shares were issued and outstanding (other than Class A Ordinary Shares issued upon the exercise of Company Options (as defined herein) since March 10, 1998), (ii) 1,190,292 Class B Ordinary Shares were issued and outstanding, (iii) 1,860,000 Class C Ordinary Shares were issued and outstanding and (iv) 38,547,076 Class A Ordinary Shares were reserved for issue upon exercise of the rights (the "Rights") distributed to the holders of Class A Ordinary Shares pursuant to the Rights Agreement dated as of September 12, 1996 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent. As of the date hereof, JPM is the sole record owner of Class B Ordinary Shares and Class C Ordinary Shares. Section 3.3(a) of the Company Disclosure Letter sets forth each plan, arrangement or agreement pursuant to which options or share appreciation rights with respect to Shares may be granted or under which such options or share appreciation rights have been granted and are outstanding and in the aggregate the maximum number of options and share appreciation rights outstanding as of the date hereof, and the class and number of Shares reserved for issue pursuant to the plan, arrangement or agreement (such options and rights being herein collectively referred to as the "Company Options"), together with a listing of the aggregate number of such Company Options which shall vest at the Effective Time as a result of the Company Scheme. Except as set forth in this Section 3.3, or in Section 3.3(a) of the Company Disclosure Letter, (i) no Shares have been issued and are outstanding except for subsequent issues, if any, pursuant to reservations, share option agreements or other Employee Benefit Plans existing on the date hereof, and (ii) the Company and its Subsidiaries have not issued or granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any Shares or any other security of the Company other than options not prohibited by this Agreement and granted in the ordinary course of business under share option and Employee Benefit Plans in existence on such date. Except as set forth in this Agreement or Section 3.3(a) of the Company Disclosure Letter, the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire or register for public sale any of its securities.

             (b) Except as described in Section 3.3(b) of the Company Disclosure Letter, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") of the Company are issued or outstanding.

             (c) Except as described in Sections 3.3(a), (b) or (c) of the Company Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or any Voting Debt of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement or in Section 3.3(c) of the Company Disclosure Letter, at the Effective Time, there will be no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company.

             (d) Except as described in Section 3.3(d) of the Company Disclosure Letter or as specifically described in this Agreement and except for quarterly dividends in an amount not in excess of $.825 per share, since March 10, 1998, the Company has not (i) made or agreed to make any share split or share dividend, or issued or permitted to be issued any shares, or securities exercisable for or convertible into shares, of the Company other than pursuant to and as required by the terms of any Company Option; (ii) repurchased, redeemed or otherwise acquired any shares of the Company; or (iii) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding shares of the Company.

             Section 3.4.  Financial Statements.

             (a) The Company has delivered or made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement or information statement filed by the Company with the SEC in respect of its fiscal years ending October 31,

1996 and 1997 under the Securities Act and the Exchange Act and will deliver to Parent promptly upon the filing thereof with the SEC all such reports, schedules, registration statements and proxy statements as may be filed after the date hereof and prior to the Effective Time (as such documents have since the time of their filing been amended, or may after their filing, if after the date hereof, be amended, the "Company SEC Reports"), which are or will be all the documents that the Company was or will be required to file with the SEC. Except as disclosed in Section 3.4(b) of the Company Disclosure Letter, as of their respective dates, the Company SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading.

             (b) As of their respective dates, the financial statements of the Company included or to be included in the Company SEC Reports (the "Company Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present or will present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis, subject in the case of interim financial statements to normal year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

             Section 3.5. Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since January 31, 1997, there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect on the Company.

             Section 3.6. Certain Fees. No finder, broker, agent, financial advisor or other intermediary other than J.P. Morgan Securities Inc. ("JPMS") has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, or is entitled to any payment in connection herewith. The Company has provided to Parent copies of the Company's engagement letter with JPMS in connection with this Agreement and the transactions contemplated hereby.

             Section 3.7. No Defaults. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its memorandum of association or articles of association or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (the "Company Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company either individually or in the aggregate. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the taking of any other action contemplated by this Agreement, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the memorandum of association or articles of association of the Company or its Subsidiaries or (b) any of the other Company Instruments, except for any such violation of, conflict with, breach of or default under which would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) result in or constitute an event entitling any party to a Company Instrument to effect an acceleration of the maturity of any indebtedness of the Company or any of its Subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness except for any such accelerations or increases which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or (iii) result in the creation of any Lien upon any of the properties or assets of the Company except for any Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

             Section 3.8. Consents. Except as set forth in Section 3.8 of the Company Disclosure Schedule and except for compliance with the provisions of
Section 85 of the Companies Law, the approval of the Corporation of Lloyd's, the consent of the Court to the Schemes and the filing of the order or orders of the Court pursuant to Section 2.2 to the Schemes, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, except those required by United States federal and state securities or "Blue Sky" laws, and where failure to obtain such Consent would not have a Material Adverse Effect on the Company.

             Section 3.9. Compliance with Applicable Law. Each of the Company and its Subsidiaries is in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct its respective business, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company. Subject to obtaining the Consents referred to in Section 3.8, the execution, delivery, and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be executed, delivered and performed by the Company prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority applicable to the Company or its Subsidiaries, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company either individually or in the aggregate.

             Section 3.10. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the Registration Statement on Form S-4 (the "S-4") to be filed by New Parent relating to the New Parent Shares comprising the Company Scheme Consideration and the Parent Scheme Consideration will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. The letters to shareholders, notices of meetings, proxy statements and forms of proxies to be distributed to shareholders of the Company and Parent, respectively, in connection with the Schemes and the transactions contemplated hereby, except information supplied by Parent in writing for inclusion in the Joint Proxy Statement (as defined herein), will not, as of the date the Joint Proxy Statement is first mailed to such shareholders and on the date of the meetings of the Company's shareholders or Parent's shareholders, as the case may be, and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. The information and documents referred to in the previous two sentences are herein referred to as the "Joint Proxy Statement." All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law.

             Section 3.11.  Material Contracts.  Except as set forth in
Section 3.11 of the Company Disclosure Letter:

             (a) All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect.

             (b) Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or New Parent or any of its Subsidiaries subsequent to the Schemes) to (i) sell any products or services of or to any other person, (ii) engage in any line of business in any geographical area or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

             (c) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change in the event of the Schemes, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

             Section 3.12.  Taxes.

             (a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, to the Company's knowledge, neither the Company nor any of its Subsidiaries has, nor has it had, any income which is, or has been, subject to the United States federal income tax as income which is effectively connected with the conduct of a trade or business within the United States, within the meaning of Section 882(a)(1) of the Code. The Company and its Subsidiaries have filed or caused to be filed with the appropriate Bermuda, United States federal, state, local, foreign and other Governmental Authorities, all Tax returns, information returns and reports required to be filed on or prior to the date hereof which, if not filed, would have a Material Adverse Effect on the Company, and has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes (including Taxes withheld from employees' salaries and other withholding Taxes and obligations) shown to be due on such Tax returns. All material written assessments of Taxes due and payable by or on behalf of the Company or any of its Subsidiaries have either been paid or provided for (in accordance with GAAP) or are being contested in good faith by appropriate proceedings.

             (b) There are no material Tax claims pending against the Company or any of its Subsidiaries and the Company does not know of any threatened claim for Tax deficiencies or any basis for such claims, no material issues have been raised in any examination by any taxing authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any taxing authority. Neither the Company nor any of its Subsidiaries has any liability for any material Bermuda, United States federal, state, local, foreign or other Taxes of any corporation or entity other than the Company and its Subsidiaries.

             (c) To the Company's knowledge, disclosed in Section 3.12(c) of the Company Disclosure Letter is, with respect to the year ended October 31, 1997 and for the period commencing November 1, 1997 and ending on the date of the Company Disclosure Letter, (i) each insurance or reinsurance transaction by the Company or any of its Subsidiaries directly with shareholders of the Company and (ii) each insurance or reinsurance transaction by the Company or any of its Subsidiaries directly or indirectly with Persons related to shareholders of the Company and not disclosed in clause (i) above, which would cause the Company or any of its Subsidiaries to have any "related person insurance income" within the meaning of Section 953(c)(2) of the Code.

             (d) To the Company's knowledge, the Company and its Subsidiaries did not have for the year ended October 31, 1997, and the Company does not expect the Company or any of its Subsidiaries to have for the period ending at the Company Scheme Effective Time (treating such period as if it were a taxable year) "related person insurance income" within the meaning of Section 953(c)(2) of the Code in excess of the exceptions provided in Sections 953(c)(3)(A) and
(B) of the Code.

             (e) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries ever been, a "controlled foreign corporation" within the meaning of Section 957(a) or 957(b) of the Code.

             Section 3.13. Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.13 of the Company Disclosure Letter, there are no actions, suits, claims, proceedings or investigations pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any syndicate at Lloyd's managed by a Subsidiary of the Company ("Syndicate") before any Governmental Authority or otherwise which (a) individually or in the aggregate would be expected to have a Material Adverse Effect on the Company; or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. As of the date hereof, neither the Company nor its Subsidiaries or any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would prevent or delay the consummation of the transactions contemplated hereby.

             Section 3.14. U.S. Assets. The Company and its Subsidiaries, taken as a whole, do not hold assets located in the United States of America having an aggregate book value of $15 million or more, other than investment assets, voting securities and nonvoting securities of another Person. For the purpose of this representation, investment assets means cash, deposits in financial institutions, other money market instruments and instruments evidencing government obligations.

             Section 3.15. Employees. Section 3.15 of the Company Disclosure Letter lists all employment contracts and similar arrangements between the Company or any of its Subsidiaries and their respective executive officers, and all plans and arrangements pursuant to which the Company or any of its Subsidiaries is obligated to make any payment or confer any material benefit upon any officer, director, employee or agent of the Company or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the Company or any of its Subsidiaries (including as a result of a termination of employment in connection with any of such events). Except as described in Section 3.15 of the Company Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining, (b) no labor dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened, (c) each Employee Benefit Plan conforms to, and its administration is in conformity with, all applicable laws, no liability has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any Employee Benefit Plan except regular periodic contributions to such plans and full payment has been made of all amounts that the Company or any of its Subsidiaries is required to have paid as contributions to each Employee Benefit Plan, (d) to the Company's knowledge, the current value of accrued benefits of each Employee Benefit Plan under each defined benefit plan subject to Title IV of ERISA does not exceed the current value of such plan's assets, (e) the Company has made available to Parent a true and correct copy of each of the Employee Benefit Plans, and all applicable trust agreements and all contracts relating thereto, or to the funding thereof, (f) all Employee Benefit Plans intended to satisfy applicable Tax qualification requirements, or other requirements necessary to secure favorable Tax or other legal treatment comply in all material respects with such requirements, and (g) adequate accruals for all obligations under the Employee Benefit Plans are reflected in the Company Financial Statements. Except as described in Section 3.15 of the Company Disclosure Letter, no agreement, contract or arrangement to which Company or any of its Subsidiaries is a party would result in a payment that would not be deductible as a result of Section 280G of the Code.

             Section 3.16. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any Cayman Islands law is applicable to the Schemes or the other transactions contemplated hereby.

             Section 3.17. Opinion of Financial Advisor. The Company has received the opinion of JPMS, dated March 15, 1998, to the effect that, as of such date, the consideration to be received in the Company Scheme by the shareholders of the Company is fair to the shareholders of the Company from a financial point of view, a copy of which opinion has been delivered to Parent.

             Section 3.18. Rights Agreement.

             (a) Prior to Parent entering into this Agreement, the Company has taken all actions necessary such that, for all purposes under the Rights Agreement, New Parent and Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the Rights issuable pursuant to the Rights Agreement will not separate from the Shares as a result of New Parent's or Parent's entering into this Agreement or consummating the Schemes and/or the other transactions contemplated hereby.

             (b) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (i) neither the Company, New Parent nor Parent will have any obligations under the Rights or the Rights Agreement and (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

             Section 3.19. Insurance Matters.

             (a) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary or any Syndicate is a party or under which the Company or any Company Insurance Subsidiary or any Syndicate has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

             (b) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since October 31, 1996, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

             Section 3.20. Liabilities and Reserves. Except for instances where the failure of the following statements to be true would not reasonably be likely to have a Material Adverse

Effect on the Company, (i) the reserves carried on the financial statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such financial statements, compliance with the requirements for reserves established by the insurance departments of the jurisdiction of such Company Insurance Subsidiary or (as the case may be) by the Corporation of Lloyd's, were determined in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in accordance with sound actuarial and statutory accounting principles; (ii) such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such financial statements; and (iii) the admitted assets of each Company Insurance Subsidiary as determined under applicable laws or under the Lloyd's regulations are in an amount at least equal to the minimum amounts required by applicable laws or regulations.

             Section 3.21. Investment Company. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the "1940 Act"), whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

                                  ARTICLE FOUR

                        REPRESENTATIONS AND WARRANTIES OF

                                     PARENT

             Parent hereby represents and warrants to the Company (the representations and warranties set forth below being made as of March 16, 1998, and as of the date required by Article Six, to the extent so required, except that references to "the date hereof" or words of like import shall be construed to be March 16, 1998) that:

             Section 4.1. Corporation; Organization.

             (a) Each of Parent and its Subsidiaries is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and its Subsidiaries (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable Cayman Island and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on Parent. Parent has furnished to the Company complete and correct copies of its memorandum of association and articles of association as in effect on the date hereof. Such memorandum of association and articles of association are in full force and effect and no other constitutional documents are applicable to or binding upon Parent.

             (b) Parent conducts its insurance and reinsurance operations through the Subsidiaries set forth in Section 4.1(b) of Parent Disclosure Letter (collectively, the "Parent Insurance Subsidiaries"). Each of Parent Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in its jurisdiction of incorporation or duly licensed to operate in the insurance or reinsurance business (as applicable) in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized or duly licensed to operate in the insurance or reinsurance business (as applicable) in each other jurisdiction where it is required to be so licensed, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business currently written by such Parent Insurance Subsidiaries, except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to have a Material Adverse Effect on Parent. Parent has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably likely to have a Material Adverse Effect on Parent.

             Section 4.2.  Authority; Approval and Fairness.

             (a) Parent has all requisite corporate power and authority to enter into this Agreement and, subject to the due approval and adoption of the Parent Scheme by its shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to compliance with the provisions of Section 85 of the Companies Law. No other corporate proceedings on the part of Parent are necessary for the execution, delivery and performance of this Agreement by Parent and, subject to the approval and adoption of the Parent Scheme by its shareholders as provided above, compliance with the provisions of
Section 85 of the Companies Law, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery hereof and thereof by the Company and New Parent) and subject to the provisions of Section 85 of the Companies Law constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

             (b) The Board of Directors of Parent (i) has unanimously (by all directors present at a meeting duly called and held) declared that they consider this Agreement, the Parent

Scheme and the other transactions contemplated hereby are advisable and in the best interests of Parent and its shareholders and (ii) has authorized and approved in all respects this Agreement, the Schemes and the other transactions contemplated hereby, and (iii) has received the opinion of its financial advisors, Goldman, Sachs & Co. ("Goldman Sachs"), to the effect that the consideration to be received by the holders of the Shares in the Parent Scheme is fair from a financial point of view to such holders.

             Section 4.3. Capital Structure.

             (a) As of the date hereof, the authorized share capital of Parent is $9,999,900 comprised of 999,990,000 ordinary shares with a par value of $0.01 per share. As of March 10, 1998, 84,653,719 Parent Shares were issued and outstanding (other than Parent Shares issued upon the exercise of Parent Options (as defined herein) since March 10, 1998 and excluding 27,594,800 Parent Shares held in Treasury) and (ii) additional Parent Shares were reserved for issue upon exercise of the rights (the "Parent Rights") distributed to the holders of Parent Shares pursuant to the Rights Agreement dated as of December 1, 1996 (the "Parent Rights Agreement"), between Parent and Mellon Securities Trust Company, as Rights Agent. Section 4.3(a) of the Parent Disclosure Letter sets forth, as of the date hereof, each plan, arrangement or agreement pursuant to which options or share appreciation rights with respect to Parent Shares may be granted or under which such options or share appreciation rights have been granted and are outstanding and in the aggregate the maximum number of options and share appreciation rights outstanding, and the class and number of Parent Shares reserved for issue pursuant to the plan, arrangement or agreement (such options and rights being herein collectively referred to as the "Parent Options"). Except as set forth in this Section 4.3 or in Section 4.3(a) of the Parent Disclosure Letter, as of the date hereof, (i) no Parent Shares have been issued and are outstanding except for subsequent issues, if any, pursuant to reservations, share option agreements or other Employee Benefit Plans existing on the date hereof, and (ii) Parent and its Subsidiaries have not issued or granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any Parent Shares or any other security of Parent other than options not prohibited by this Agreement and granted in the ordinary course of business under share option and Employee Benefit Plans in existence on such date. Except as set forth in this Agreement or Section 4.3(a) of the Parent Disclosure Letter, Parent is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire or register for public sale any of its securities.

             (b) Except as described in Section 4.3(b) of the Parent Disclosure Letter, as of the date hereof, no Voting Debt of Parent is issued or outstanding.

             (c) Except as described in Section 4.3(a), (b) or (c) of the Parent Disclosure Letter, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or any Voting Debt or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement or in
Section 4.3(c) of the Parent Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent.

             (d) Except as described in Section 4.3(d) of the Parent Disclosure Letter or as specifically described in this Agreement and except for quarterly dividends in an amount not in excess of $.50 per share, since March 10, 1998, as of the date hereof, Parent has not (i) made or agreed to make any share split or share dividend, or issued or permitted to be issued any shares, or securities exercisable for or convertible into shares, of Parent other than pursuant to and as required by the terms of any Parent Option; (ii) redeemed any Shares of Parent; or (iii) declared, set aside, made or paid to the shareholders of Parent dividends or other distributions on the outstanding shares of Parent.

             Section 4.4.  Financial Statements.

             (a) Parent has delivered or made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement or information statement filed by Parent with the SEC in respect of its fiscal years ending November 30, 1996 and 1997 under the Securities Act and the Exchange Act and will deliver to the Company promptly upon the filing thereof with the SEC all such reports, schedules, registration statements and proxy statements as may be filed after the date hereof and prior to the Effective Time (as such documents have since the time of their filing been amended, or may after their filing, if after the date hereof, be amended, the "Parent SEC Reports"), which are or will be all the documents that Parent was or will be required to file with the SEC. As of their respective dates, the Parent SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading.

             (b) As of their respective dates, the financial statements of Parent included or to be included in the Parent SEC Reports (the "Parent Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present or will present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis, subject in the case of interim financial statements to normal year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

             Section 4.5. Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since January 31, 1997, there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect on Parent.

             Section 4.6. Certain Fees. No finder, broker, agent, financial advisor or other intermediary other than Goldman Sachs has acted on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, or is entitled to any payment in connection herewith. Parent has provided to the Company copies of Parent's engagement letter with Goldman Sachs in connection with this Agreement and the transactions contemplated hereby.

             Section 4.7. No Defaults. Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its memorandum of association or articles of association or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (the "Parent Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent either individually or in the aggregate. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement and the taking of any other action contemplated by this Agreement, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the memorandum of association or articles of association of Parent or its Subsidiaries or (b) any of the other Parent Instruments, except for any such violation of, conflict with, breach of or default under which would not reasonably be expected to have a Material Adverse Effect on Parent, (ii) result in or constitute an event entitling any party to a Parent Instrument to effect an acceleration of the maturity of any indebtedness of Parent or any of its Subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness except for any such accelerations or increases which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or (iii) result in the creation of any Lien upon any of the properties or assets of Parent except for any Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

             Section 4.8. Consents. Except as set forth in Section 4.8 of the Parent Disclosure Schedule and except for compliance with the provisions of
Section 85 of the Companies Law, the approval of the Corporation of Lloyd's, the consent of the Court to the Schemes and the filing of the order or orders of the Court pursuant to Section 2.2 to the Schemes, no Consent is required on the part of Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement, except those required by United States federal and state securities or "Blue Sky" laws, and where failure to obtain such Consent would not have a Material Adverse Effect on Parent.

             Section 4.9. Compliance with Applicable Law. Each of Parent and its Subsidiaries is in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct its respective business, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent. Subject to obtaining the Consents referred to in
Section 4.8, the execution, delivery, and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be executed, delivered and performed by Parent prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority applicable to Parent or its Subsidiaries, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent either individually or in the aggregate.

             Section 4.10. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion in the S-4 to be filed by New Parent relating to the New Parent Shares comprising the Company Scheme Consideration and the Parent Scheme Consideration will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. The letters to shareholders, notices of meetings, proxy statements and forms of proxies to be distributed to shareholders of Parent and the Company, respectively, in connection with the Schemes and the transactions contemplated hereby, except information supplied by the Company in writing for inclusion in the Joint Proxy Statement, will not, as of the date the Joint Proxy Statement is first mailed to such shareholders and on the date of the meetings of Parent's shareholders or the Company's shareholders, as the case may be, and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. All documents that Parent is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law.

             Section 4.11. Material Contracts.  Except as set forth in
Section 4.11 of the Parent Disclosure Letter:

             (a) All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent SEC Reports or to be filed as exhibits thereto are described in the Parent SEC Reports or filed as exhibits thereto and are in full force and effect.

             (b) Neither Parent nor any of its Subsidiaries is, as of the date hereof, party to any agreement containing any provision or covenant limiting in any material respect the ability of Parent or any of its Subsidiaries (or New Parent or any of its Subsidiaries subsequent to the Schemes) to (i) sell any products or services of or to any other person, (ii) engage in any line of business in any geographical area or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any of its Subsidiaries.

             (c) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change in the event of the Schemes, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

             Section 4.12.  Taxes.

             (a) To Parent's knowledge, neither Parent nor any of its Subsidiaries has, nor has it had, any income which is, or has been, subject to the United States federal income tax as income which is effectively connected with the conduct of a trade or business within the United States, within the meaning of Section 882(a)(1) of the Code. Parent and its Subsidiaries have filed or caused to be filed with the appropriate Bermuda, United States federal, state, local, foreign and other Governmental Authorities, all Tax returns, information returns and reports required to be filed on or prior to the date hereof which, if not filed, would have a Material Adverse Effect on Parent, and has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes (including Taxes withheld from employees' salaries and other withholding Taxes and obligations) shown to be due on such Tax returns. All material written assessments of Taxes due and payable by or on behalf of Parent or any of its Subsidiaries have either been paid or provided for (in accordance with GAAP) or are being contested in good faith by appropriate proceedings.

             (b) There are no material Tax claims pending against Parent or any of its Subsidiaries and Parent does not know of any threatened claim for Tax deficiencies or any basis for such claims, no material issues have been raised in any examination by any taxing authority with respect to Parent or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by Parent or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any taxing authority. Neither Parent nor any of its Subsidiaries has any liability for any material Bermuda, United States federal, state, local, foreign or other Taxes of any corporation or entity other than Parent and its Subsidiaries.

             (c) To Parent's knowledge, disclosed in Section 4.12(c) of the Parent Disclosure Letter is, with respect to the year ended November 30, 1997 and for the period commencing December 1, 1997 and ending on the date of the Parent Disclosure Letter, (i) each insurance or reinsurance transaction by Parent or any of its Subsidiaries directly with shareholders of Parent and (ii) each insurance or reinsurance transaction by Parent or any of its Subsidiaries directly or indirectly with Persons related to shareholders of Parent and not disclosed in clause (i) above, which would cause Parent or any of its Subsidiaries to have any "related person insurance income" within the meaning of
Section 953(c)(2) of the Code.

             (d) To Parent's knowledge, Parent and its Subsidiaries did not have for the year ended November 30, 1997, and Parent does not expect Parent or any of its Subsidiaries to have for the period ending at the Parent Scheme Effective Time (treating such period as if it were a taxable year) "related person insurance income" within the meaning of Section 953(c)(2) of the Code in excess of the exceptions provided in Sections 953(c)(3)(A) and (B) of the Code.

             (e) To Parent's knowledge, neither Parent nor any of its Subsidiaries is, nor has Parent or any of its Subsidiaries ever been, a "controlled foreign corporation" within the meaning of Section 957(a) or 957(b) of the Code.

             Section 4.13. Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or in Section 4.13 of the Parent Disclosure Letter, there are no actions, suits, claims, proceedings or investigations pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties before any Governmental Authority or otherwise which (a) individually or in the aggregate would be expected to have a Material Adverse Effect on Parent; or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. As of the date hereof, neither Parent nor its Subsidiaries or any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on Parent or which would prevent or delay the consummation of the transactions contemplated hereby.

             Section 4.14. U.S. Assets. Parent and its Subsidiaries, taken as a whole, do not hold assets located in the United States of America having an aggregate book value of $15 million or more, other than investment assets, voting securities and nonvoting securities of another Person. For the purpose of this representation, investment assets means cash, deposits in financial institutions, other money market instruments and instruments evidencing government obligations.

             Section 4.15. Employees. Section 4.15 of the Parent Disclosure Letter lists, as of the date hereof, all employment contracts and similar arrangements between Parent or any of its Subsidiaries and their respective executive officers, and all plans and arrangements pursuant to which Parent or any of its Subsidiaries is obligated to make any payment or confer any material benefit upon any officer, director, employee or agent of Parent or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of Parent or any of its Subsidiaries (including as a result of a termination of employment in connection with any of such events). Except as described in Section 4.15 of the Parent Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on Parent, (a) Parent and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining, (b) no labor dispute with employees of Parent or any of its Subsidiaries exists or, to the knowledge of Parent, is threatened, (c) each Employee Benefit Plan conforms to, and its administration is in conformity with, all applicable laws, no liability has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any Employee Benefit Plan except regular periodic contributions to such plans and full payment has been made of all amounts that Parent or any of its Subsidiaries is required to have paid as contributions to each Employee Benefit Plan, (d) to Parent's knowledge, the current value of accrued benefits of each Employee Benefit Plan under each defined benefit plan subject to Title IV of ERISA does not exceed the current value of such plan's assets, (e) Parent has made available to the Company a true and correct copy of each of the Employee Benefit Plans, and all applicable trust agreements and all contracts relating thereto, or to the funding thereof, (f) all Employee Benefit Plans intended to satisfy applicable Tax qualification requirements, or other requirements necessary to secure favorable Tax or other legal treatment comply in all material respects with such requirements, and (g) adequate accruals for all obligations under the Employee Benefit Plans are reflected in the Parent Financial Statements. Except as described in Section 4.15 of the Parent Disclosure Letter, no agreement, contract or arrange-ment to which Parent or any of its Subsidiaries is a party would result in a payment that would not be deductible as a result of Section 280G of the Code.

             Section 4.16. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any Cayman Islands law is applicable to the Schemes or the other transactions contemplated hereby.

             Section 4.17. Opinion of Financial Advisor. Parent has received the opinion of Goldman Sachs, dated March 15, 1998, to the effect that, as of such date, the consideration to be received in the Parent Scheme by the shareholders of Parent is fair to the shareholders of Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

             Section 4.18. Rights Agreement.

             (a) Prior to the Company entering into this Agreement, Parent has taken all actions necessary such that, for all purposes under the Parent Rights Agreement, neither the Company nor New Parent shall be deemed an Acquiring Person (as defined in the Parent Rights Agreement), the Distribution Date (as defined in the Parent Rights Agreement) shall not be deemed to occur and the Parent Rights issuable pursuant to the Parent Rights Agreement will not separate from the Parent Shares as a result of Parent's or the Company's entering into this Agreement or consummating the Schemes and/or the other transactions contemplated hereby.

             (b) Parent has taken all necessary action with respect to all of the outstanding Parent Rights so that, as of immediately prior to the Effective Time, (i) neither Parent, New Parent nor the Company will have any obligations under the Parent Rights or the Parent Rights Agreement and (ii) the holders of the Parent Rights will have no rights under the Parent Rights or the Parent Rights Agreement.

             Section 4.19. Insurance Matters.

             (a) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which Parent or any Parent Insurance Subsidiary is a party or under which Parent or any Parent Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

             (b) Prior to the date hereof, Parent has delivered or made available to the Company a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to Parent or any Parent Insurance Subsidiary since October 31, 1996, and all attachments, addenda, supplements and modifications thereto (the "Parent Actuarial Analyses"). The information and data furnished by Parent or any Parent Insurance Subsidiary to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects.

            Section 4.20.  Liabilities and Reserves.

            Except for instances where the failure of the following statements to be true would not reasonably be likely to have a Material Adverse Effect on Parent, (i) the reserves carried on the financial statements of each Parent Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such financial statements, compliance with the requirements for reserves established by the insurance departments of the jurisdiction of such Parent Insurance Subsidiary, were determined in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in accordance with sound actuarial and statutory accounting principles; (ii) such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of Parent and each Parent Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such financial statements; and (iii) the admitted assets of each Parent Insurance Subsidiary as determined under applicable laws are in an amount at least equal to the minimum amounts required by applicable laws.

             Section 4.21. Investment Company. Except as set forth in Section
4.21 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Except as set forth in Section 4.21 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither Parent nor any of its Subsidiaries sponsors any Person that is such an investment company.

                                  ARTICLE FIVE

                                    COVENANTS

             Section 5.1. Conduct of Business of the Company. Except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will conduct their operations and (to the extent it is able to control them) the operations of the Syndicates only in, and neither the Company nor any of its Subsidiaries shall take any action and shall not take any action in relation to the Syndicates (to the extent it is able to control them) except in, the ordinary and usual course of business and consistent with past practice, and the Company and its Subsidiaries will use their reasonable best efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain advantageous relationships with customers, business partners and others having business relationships with the Company or its Subsidiaries or the Syndicate, as the case may be. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, except as expressly contemplated by this Agreement, without the prior written consent of Parent:

             (a) split, combine or reclassify any shares, declare, pay or set aside for payment any dividend or other distribution payable in cash, shares, property or otherwise in respect of its shares, or directly or indirectly redeem, purchase or otherwise acquire any shares, or other securities, other than quarterly dividends in an amount not in excess of $.825 per share; after the date of this Agreement, Parent and the Company will coordinate with each other regarding the declaration of dividends in respect of the Parent Shares and the Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Shares and Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Shares and/or Parent Shares and the New Parent Shares any such holder receives in exchange therefor in the Schemes;

             (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issue or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of the Company or any securities convertible into or exercisable or exchangeable for shares of any class of the Company, except as required by agreements as in effect as of the date hereof or as disclosed in Section 5.1(b) of the Company Disclosure Letter, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

             (c) (i) incur or assume any debt except for borrowings in the ordinary course of business consistent with past practices, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business, (iii) make any loans or advances to any Person other than loans or advances of out-of-pocket expenses incurred in connection with the business of the Company or its Subsidiaries, or make any capital contributions to, or investments in, any other Person except, after consultation with Parent, in the ordinary course of business, (iv) pledge or otherwise encumber shares of the Company or its Subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

             (d) except as may be required by law or as contemplated by this Agreement, including Section 5.9, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, share appreciation right, restricted shares, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer (at the level of Vice President or above) of the Company or any of its Subsidiaries; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director, officer, employee or agent of the Company or any of its Subsidiaries, except for increases in the ordinary course of business and consistent with past practice (which, in the case of directors and officers at the level of Vice President or above, shall only be made after consultation with Parent); or hire employees at the level of Vice President or above except after consultation with Parent; or pay any benefit not required by any plan and arrangement as in effect as of March 16, 1998 (including, without limitation, the granting of stock options, share appreciation rights or performance units);

             (e) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of shares or securities, contributions to capital, property transfer, or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity, except for the purchase of investment shares or securities in the ordinary course of business;

             (f) except after consultation with Parent, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) against the Company or any of its Subsidiaries, its directors, officers, employees or agents, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

             (g) propose to amend the memorandum of association, articles of association or any similar document of the Company or any of its Subsidiaries;

             (i) propose to adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

             (j) except as set forth in Section 5.1(i) of the Company Disclosure Letter, enter into any new lines of business (whether or not part of the insurance or reinsurance business) or, without prior consultation with Parent, change any policy forms, investment policies or guidelines or otherwise make material changes to the operation of its business, or its loss reserve;

             (k) except as set forth in Section 5.1(j) of the Company Disclosure Letter, sell (whether by amalgamation, consolidation or otherwise), lease, encumber, transfer or dispose of any material assets (including without limitation, rights of renewal) outside the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices;

             (l) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

             (m) amend the Rights or the Rights Agreement in any manner adverse to Parent;

             (n) enter into any agreement providing the acceleration or payment or performance or other consequence as a result of a change in control of the Company or any of its Subsidiaries; or

             (o) resolve, commit or agree to take any of the foregoing actions or any action which would make any representation or warranty in Article THREE hereof materially untrue or incorrect.

             Section 5.2. Conduct of Business of Parent. Except as expressly contemplated by this Agreement or consented to in writing by the Company, during the period from the date of this Agreement to the Effective Time, Parent and its Subsidiaries will use their reasonable best efforts to preserve intact their business organization and to maintain advantageous relationships with customers, business partners and others having business relationships with Parent or its Subsidiaries, as the case may be. Without limiting the generality of the foregoing, prior to the Effective Time, neither Parent nor any of its Subsidiaries will, except as expressly contemplated by this Agreement (or
Section 5.2 of the Parent Disclosure Letter), without the prior written consent of the Company:

             (a) split, combine or reclassify any shares, declare, set aside or pay (whether in cash or property, but excluding dividends in shares) any dividends on, or make any other distributions in respect of, any shares other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Parent to its parent and except for regular quarterly cash dividends declared by the Board of Directors of Parent;

             (b) amend or propose to amend the memorandum of association, articles of association or any similar document of Parent in any manner adverse to the shareholders of the Company;

             (c) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent;

             (d) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

             (e) enter into any material acquisition outside the ordinary course of business; or

             (f) resolve, commit or agree to take any of the foregoing actions or any action which would make any representation or warranty in Article FOUR hereof materially untrue or incorrect.

             Section 5.3. Acquisition Proposals. Without the prior written consent of Parent, the Company shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such Person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, the Company or any of its Subsidiaries and any such inquiries, proposals or discussions shall be immediately terminated; provided, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations if the Company's Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. The Company shall promptly (within 24 hours) advise Parent of its receipt of any such proposal or inquiry, and, subject to the fiduciary duties of its Board of Directors, of the substance thereof and of the identity of the Person making such proposal or inquiry, and shall, subject to the fiduciary duties of its Board of

Directors, keep Parent reasonably informed on a current basis of the status of such proposal or inquiry.

             Section 5.4. Access to Information. Between the date of this Agreement and the Effective Time, each of Parent and the Company shall (and shall cause its Subsidiaries to) afford to authorized representatives (including, without limitation, attorneys, auditors, financial advisors and actuaries) of the other reasonable access during normal business hours to all its personnel, offices and other facilities and to its books and records and will permit such party and its authorized representatives to make such inspections of its financial and operating data and other information with respect to its business and properties as such party and its authorized representatives may from time to time reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Schemes. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Letter.

             Section 5.5. S-4; Regulatory Matters. Parent and Company shall promptly prepare the Joint Proxy Statement, and Parent shall promptly prepare and file with the SEC, pursuant to Rule 14a-6(a) under the Exchange Act, the Joint Proxy Statement, in which the substance of the S-4 shall be included. Parent and the Company shall cause New Parent to file the S-4 promptly after the conclusion of the SEC's review of the Joint Proxy Statement. Each of Parent and the Company shall provide reasonable opportunity for the other to review and comment upon the contents of the Joint Proxy Statement and the S-4 and shall not include therein or omit therefrom any information or supplement to which counsel to the other shall reasonably object or specifically request (as the case may be). After the date of the mailing of the Joint Proxy Statement, each of Parent and Company agrees promptly to notify the other of and to correct or supplement any information which either of them shall have furnished for inclusion in the Joint Proxy Statement that shall have become false or misleading in any material respect. The Company and Parent shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities and "Blue Sky" laws in connection with the issue of New Parent Shares in the Schemes and upon the exercise of New Parent Options (as defined herein), and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

             Section 5.6. Public Announcements. Parent and the Company shall not issue any press release or otherwise make any public statements with respect to the Schemes or this Agreement without the approval of the other party as to the wording, timing and media for such press release or statement, except for any press release or statement as may be required by law or any securities exchange, which shall be notified to the other party prior to issuing such press release or disseminating such written material.

             Section 5.7. Supplemental Information. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Authority (including the SEC or NYSE) in connection with this Agreement or the transactions contemplated hereby.

             Section 5.8. Shareholders' Meetings. Each of Parent and the Company shall request the Court to convene meetings of its respective shareholders (and, where necessary, classes of shareholders), to be duly called and will give notice of, convene and hold such special meetings as soon as practicable, but in no event more than 45 days, after the S-4 is declared effective for the purpose of approving their respective Schemes. In connection with such meetings, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders. The respective Boards of Directors of each of Parent and the Company shall submit for approval and adoption by its respective shareholders the matters to be voted upon at such meetings, and shall, subject to their fiduciary duties after having consulted with and considered the advice of outside counsel, include in the Joint Proxy Statement the recommendation of its respective Board of Directors that the shareholders vote in favor of the approval and adoption of the Schemes, and each such party shall (subject to the fiduciary duties of its Board of Directors) use reasonable best efforts to secure such approval and adoption. Subject to the provisions of the Mid Ocean Limited Scheme of Arrangement, Parent shall vote all of its Shares in favor of approval and adoption of the Company Scheme).

             Section 5.9. Company Options and Parent Options.

             (a) (i) At the Effective Time, except as otherwise agreed to by Parent and the holder and except as set forth in Section 5.9(b)(i), each outstanding Company Option (the "Company Roll-Over Options") shall be replaced by a fully vested and exercisable option (a "New Parent Option") to acquire New Parent Shares, the terms of which shall be no less favorable than the terms currently applicable to such Company Option (except as described in Section 5.9(b)(i)), under a new share option plan to be established by New Parent for such purposes before the Closing Date, all as provided in Section 5.9(b)(i).

             (ii) At the Effective Time, each outstanding Parent Option shall be replaced by a New Parent Option, as provided in Section 5.9(b)(ii).

             (b) (i) The cancellation of the Company Roll-Over Options and replacement with New Parent Options shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of
Section 424(a) of the Code and the regulations thereunder, and each New Parent Option shall provide the option holder with termination rights that are no less favorable to such holder than were provided under the Company Roll-Over Option for which it was replaced as of the Effective Time; provided that to the extent the Company Roll-Over Options that were not otherwise exercisable would become automatically exercisable upon the Effective Time (or otherwise in connection with the Scheme), the Company's Board of Directors shall use reasonable efforts to obtain optionees' agreements, if required, that each such Company Roll-Over Option shall be automatically exercisable upon the Effective Time on a pro rata basis with respect to only 50% of the New Parent Shares subject to the New Parent Options issued in replacement of such Company Roll-Over Options upon the Effective Time, and the exercisability of the New Parent Option with respect to the remaining

50% of the unexercisable New Parent Shares shall be governed by the other terms and conditions of the New Parent Option. To the extent the Company has the unilateral legal right to obtain the result set forth in the proviso to the previous sentence, it shall do so. The parties contemplate that, consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder (A) the number of New Parent Shares subject to such New Parent Option will be determined by multiplying to the number of Shares subject to the Company Roll-Over Options by the Exchange Ratio (rounded to the next higher whole number with respect to each holder thereof), and (B) the exercise price under such New Parent Option will be determined by dividing the exercise price per share under the Roll-Over Option in effect immediately prior to the Company Scheme Effective Time by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent).

            (ii) The cancellation of the Parent Options and replacement with New Parent Options (or the assumption of such options pursuant to their terms) shall comply, to the extent applicable, in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of
Section 424(a) of the Code and the regulations thereunder, and each New Parent Option shall provide the option holder with vesting and termination rights that are no less favorable to such holder than were provided under the Parent Option for which it was replaced as of the Effective Time (except as described in Section 5.9(b)(i)). The parties contemplate that, consistent with the methodology prescribed by Section 424(a) of the Code, to the extent applicable, and the applicable regulations thereunder (A) the number of New Parent Shares subject to such New Parent Option will be equal to the number of Parent Shares subject to the replaced Parent Option, and (B) the exercise price under such New Parent Option will be equal to the exercise price under the replaced Parent Option.

             (c) (i) As promptly as practicable after the Effective Time, New Parent shall issue to each holder of an outstanding Company Option a document evidencing the New Parent Option having the terms provided for in Section 5.9(b)(i), and effective as of the Effective Time.

            (ii) As promptly as practicable after the Effective Time, New Parent shall issue to each holder of an outstanding Parent Option a document evidencing the New Parent Option having the terms provided for in Section 5.9(b)(ii), and effective as of the Effective Time.

             (d) If the New Parent Options issued pursuant to Sections 5.9(a)(i) and (ii) are not already covered by an effective registration statement, New Parent will file a registration statement as promptly as practicable after the Effective Time, which registration statement will cover the New Parent Shares issuable upon exercise of the New Parent Options granted in substitution of the Company Roll-Over Options and the Parent Options, and New Parent will use its reasonable best efforts to cause such registration statement to become effective under the Securities Act and to maintain such registration statement in effect until the exercise or termination of all such New Parent Options.

             Section 5.10. Takeover Laws. The parties shall use their reasonable best efforts to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover or change of control law, and otherwise act to eliminate or minimize the effects of any applicable takeover or change of control law.

             Section 5.11.     Affiliates.

             (a) At least five days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are anticipated to be, at the time of the Company shareholders meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use reasonable best efforts to cause each Person who is identified as an "affiliate" in such letter to deliver to Parent, prior to the Closing Date, a written agreement in connection with restrictions on affiliates under Rule 145, in form mutually agreeable to the Company and Parent.

             (b) At least five days prior to the Closing Date, Parent shall deliver to the Company a letter identifying all Persons who are anticipated to be, at the time of the Parent shareholders meeting, "affiliates" of Parent for purposes of Rule 145. Parent shall use reasonable best efforts to cause each Person who is identified as an "affiliate" in such letter to deliver to the Company, prior to the Closing Date, a written agreement in connection with restrictions on affiliates under Rule 145, in form mutually agreeable to the Company and Parent.

             Section 5.12. Stock Exchange Listing. Parent and New Parent shall use reasonable best efforts to cause the New Parent Voting Shares to be issued in the Schemes and the New Parent Shares to be reserved for issue upon exercise of New Parent Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

             Section 5.13. Indemnification.

             (a) From and after the Effective Time, New Parent shall indemnify, defend and hold harmless the officers and directors of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). Subject to any limitations imposed by Cayman Islands law and public policy, to the extent applicable, Parent and New Parent agree that all rights to indemnification existing in favor of the directors and officers, of the Company or any Subsidiary of the Company as provided in the Company's or any such Subsidiary's memorandum of association and articles of association (or analogous documents) or existing indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Schemes and shall continue in full force and effect, and New Parent shall guaranty the obligations of the Company in respect thereof; provided, however, that this shall not limit the ability of New Parent to effect any corporate restructuring of its Subsidiaries.

             (b) New Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for any of the Indemnified Parties; provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or any of its Subsidiaries, so long as (i) the issuer thereof has an A.M. Best Company rating of A or better and (ii) the material terms thereof are no less advantageous to the Indemnified Parties than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, New Parent will cause to be obtained, to the extent commercially available, replacement D&O Insurance on terms and conditions no less advantageous to the Indemnified Parties than the existing D&O Insurance. Notwithstanding the foregoing, in satisfying its obligation under this Section 5.13(b), New Parent shall not be obligated to pay premiums in excess of 200% of the premium paid or to be paid by the Company in the fiscal year ended October 31, 1997, which amounts have been disclosed to Parent and New Parent, but provided further that New Parent shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the premium to be paid by the Company for such insurance in the fiscal year ending October 31, 1997.

             Section 5.14. Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement. If, at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.

             Section 5.15. Post-Closing Matters.

             (a) Parent and its Affiliates shall (and, following the Company Effective Time, New Parent shall) take no action with respect to the shares, assets or liabilities of Parent or the Company, including, without limitation, the filing of Tax returns or reports, that would be inconsistent with the qualification of the Schemes as tax-free under Section 351 of the Code; provided, however, that Parent and its Affiliates may file with the appropriate Governmental Authorities and execute all documents necessary to consummate the Schemes and other transactions contemplated by this Agreement.

             (b) Upon request, New Parent shall cooperate with any Parent shareholder or any Company shareholder in the completion and administration of a gain recognition agreement under Section 367 of the Code.

             Section 5.16. Employee Benefit Plans; Existing Agreements.

             (a) Following the Effective Time, the employees of the Company (the "Company Employees") shall be entitled to participate in the employee benefit plans of New Parent or Parent in which similarly situated employees of Parent ("Parent Employees") participate, to the same extent as similarly situated employees of Parent.

             (b) With respect to each Company Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits except to the extent that past service credit is provided to Parent Employees), service with the Company and its Subsidiaries by Company Employees employed immediately after the Effective Time shall be treated as service with Parent and New Parent, and with respect to Parent Employees employed immediately after the Parent Scheme Effective Time, service with the Parent and its Subsidiaries shall be treated as service with New Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees and Parent Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the New Parent Plan.

             (c) Following the Effective Time, New Parent shall honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between the Company and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Letter and previously have been delivered to Parent.

                                   ARTICLE SIX

                            CONDITIONS TO THE SCHEMES

             Section 6.1. Conditions to Each Party's Obligation to Effect the Schemes. The respective obligations of each party to this Agreement to consummate the Schemes and to effect the actions referred to in Section 2.2(c) shall be subject to the following conditions:

             (a) The Schemes and the other transactions contemplated hereby shall have been approved and adopted by any requisite vote or consent of (i) the relevant classes of the Company's shareholders as required by the Companies Law and (ii) the relevant classes of the Parent's shareholders as required by the Companies Law and (if applicable) the NYSE and (iii) orders of the Court sanctioning the Parent Scheme and the Company Scheme.

             (b) Those regulatory and other approvals required to consummate the Schemes and the other transactions contemplated hereby, that are specified in Section 6.1(b) of the Company Disclosure Letter and the Parent Disclosure Letter, shall have been obtained (without any terms or conditions to such approvals which would impose material and adverse limitations on the ability of New Parent and its Subsidiaries to conduct their business after the Effective Time, which would require changes to the terms of the Schemes which would be material and adverse to New Parent, Parent or the Company or which would change the consideration payable to shareholders in the Schemes) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

             (c) No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; provided, however, that each of Parent and the Company shall have used its reasonable best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

             (d) The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or threatened stop order.

             (e) The New Parent Shares which shall be issued to holders of Shares upon consummation of the Schemes shall have been authorized for trading on the NYSE, subject to official notice of issuance.

             (f) New Parent and Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz and the Company shall have received an opinion of Davis Polk & Wardwell, in each case dated the Effective Date, on the basis of facts, representations and assumptions set forth in such opinions that are consistent with the facts existing on the Effective Date, substantially to the effect that (i) the Schemes will qualify as an exchange under Section 351(a) of the Code, (ii) no gain or loss will be recognized by United States transferors of Parent Shares who own less than 5% of both the total voting power and the total value of the shares of New Parent immediately after the Schemes, and who do not receive any cash pursuant to the cash election procedures, upon the receipt of solely New Parent Shares pursuant to the Parent Scheme, (iii) no gain or loss will be recognized by United States transferors of Parent Shares who own 5% or more of the total voting power or the total value of the New Parent Shares immediately after the Schemes, and who do not receive any cash pursuant to the cash election procedures, upon the receipt of solely New Parent Shares pursuant to the Parent Scheme, provided that such United States transferors enter into gain recognition agreements meeting the requirements of Internal Revenue Service Notice 87-85 and applicable United States Treasury regulations, (iv) no gain or loss will be recognized by United States transferors of Shares who own less than 5% of both the total voting power and the total value of the New Parent Shares immediately after the Schemes, and who do not receive any cash pursuant to the cash election procedures, upon the receipt of solely New Parent Shares pursuant to the Company Scheme (except with respect to cash received in lieu of a fractional share interest in New Parent Shares), and (v) no gain or loss will be recognized by United States transferors of Shares who own 5% or more of the total voting power or the total value of the shares of New Parent immediately after the Schemes, and who do not receive any cash pursuant to the cash election procedures, upon the receipt of solely New Parent Shares pursuant to the Company Scheme (except with respect to cash received in lieu of a fractional share interest in New Parent Shares), provided that such United States transferors enter into gain recognition agreements meeting the requirements of Internal Revenue Service Notice 87-85 and applicable United States Treasury regulations. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company, foreign counsel and others.

             Section 6.2. Additional Conditions to the Company's Obligation to Effect the Schemes. The obligation of the Company to consummate the Schemes and to effect the actions referred to in Section 2.2(c) shall be further subject to the following conditions unless waived in accordance with Section 8.3:

             (a) Parent shall have performed in all material respects the obligations and covenant to be performed by it on or prior to the Effective Time.

             (b) The representations and warranties of Parent contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made as of and on the Closing Date, except for such failure or failures to be true and correct (or true and correct in all material respects) as would not, individually or in the aggregate, have or be reasonably expected to have, a Material Adverse Effect on Parent.

             (c) The Company shall receive customary closing documents in form and substance reasonably satisfactory to it, including a certificate of an executive officer of Parent certifying compliance with the conditions set forth in Sections 6.2(a) and (b).

             Section 6.3. Additional Conditions to Parent's Obligation to Effect the Schemes. The obligation of Parent to consummate the Schemes and to effect the actions referred to in Section 2.2(c) shall be further subject to the following conditions unless waived in accordance with Section 8.3:

             (a) The Company shall have performed in all material respects the obligations and covenants to be performed by it on or prior to the Effective Time.

             (b) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made as of and on the Closing Date, except for such failure or failures to be true and correct (or true and correct in all material respects) as would not, individually or in the aggregate, have or be reasonably expected to have, a Material Adverse Effect on the Company.

             (c) Parent shall receive customary closing documents in form and substance reasonably satisfactory to it, including a certificate of an executive officer of the Company certifying compliance with the conditions set forth in Sections 6.3(a) and (b).

             (d) The Rights Agreement shall have been amended or the Rights shall have been redeemed or otherwise terminated, and no trigger event shall have occurred thereunder.

                                  ARTICLE SEVEN

                           TERMINATION AND ABANDONMENT

             Section 7.1. Termination by the Company for Breach. The Company may terminate this Agreement, to the extent not performed, if there shall not have been a material uncured breach by the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Parent of any representation, warranty, covenant, or agreement set forth herein, which breach shall have or reasonably be expected to have a Material Adverse Effect on Parent and shall not have been cured within 30 days of the Parent's receipt of written notice specifying Parent's breach and the Company's intention to terminate this Agreement pursuant to this Section 7.1.

             Section 7.2. Termination by Parent for Breach.

             (a) Parent may terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by Parent of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall have or reasonably be expected to have a Material Adverse Effect on the Company and shall not have been cured within 30 days of the Company's receipt of written notice specifying the Company's breach and Parent's intention to terminate this Agreement pursuant to this Section 7.2.

             (b) Parent may terminate any and all of its obligations under this Agreement to the extent not performed, if any Person shall have effected a merger, amalgamation or other combination with the Company, or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to any of the foregoing or with respect to an acquisition of more than 10% of the Shares or Total Voting Power or total assets of the Company.

             Section 7.3. Termination by the Company or Parent. This Agreement may be terminated and the Schemes contemplated hereby may be abandoned at any time prior to the Parent Scheme Effective Time, whether before or after approval of the Schemes by the shareholders of the Company or Parent:

             (a)   by mutual written consent of the Parent and the Company;

             (b) by either Parent or the Company by written notice to the other:

        (i) if the Parent Scheme Effective Time shall not have occurred on or before October 31, 1998; provided, however, that the right to terminate this Agreement under this Section 7.3(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (ii) if a Governmental Authority shall have issued a final and nonappealable order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

        (iii) if the required approval of the classes of shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof; provided that, if the terminating party is the Company, the Company shall not be in material breach of its obligations under Section 5.8; or

        (iv) if the required approval of the shareholders of Parent shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof; provided, that, if the terminating party is Parent, Parent shall not be in material breach of its obligations under Section 5.8.

             Section 7.4. Procedure and Effect of Termination.

             (a) In the event of the termination of this Agreement, except as set forth in Section 7.4(b), none of Parent, the Company or New Parent shall have any obligation to perform hereunder from and after the date of such termination, except that Sections 5.4 (the last sentence only) (Confidentiality), 5.6 (Public Announcements), 8.5 (Expenses), 8.8 (Notices) and
8.9 (Governing Law) shall survive such termination and remain in full force and effect notwithstanding such termination. No termination hereof shall relieve Parent or the Company from liability for any breach of this Agreement.

             (b)   If (i) this Agreement (x) is terminated by Parent pursuant to
Section 7.2(b), (y) is terminated by any party pursuant to Section 7.3(b)(iii) or (z) is terminated by any party as a result of the Company's material breach of its obligations under Section 5.8, and (ii) at the time of such termination or prior to the meeting of the Company's shareholders called pursuant to Section
5.8 there shall have been a third-party tender offer for Shares, or a third-party offer or proposal with respect to a merger, amalgamation, scheme of arrangement or other business combination involving the Company or any of its Subsidiaries or a sale or other transfer of a material portion of its or their assets (any such transaction a "Business Combination"), and (iii) within one and one-half years of any such termination described in clause (i) above, the Company consummates a Business Combination with a third party which Business Combination provides consideration per Share in excess of $70.00 (based, in the case of a Business Combination in which such consideration consists in part or in full of publicly traded securities, on the average closing price for such publicly traded securities as reported in the Wall Street Journal for the 10 trading days preceding the date of consummation of such Business Combination), then the Company (jointly and severally with its affiliates), upon the consummation (and as a condition to the closing) of such a Business Combination, will pay to the other party a termination fee equal to $65 million in cash plus the out-of-pocket fees and expenses incurred by Parent (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Schemes or the transactions contemplated by this Agreement.

             (c) If (i) this Agreement (x) is terminated by any party pursuant to Section 7.3(b)(iv) or (y) is terminated by any party as a result of Parent's material breach of its obligations under Section 5.8, and (ii) at the time of such termination or prior to the meeting of Parent's shareholders called pursuant to Section 5.8 there shall have been a third-party tender offer for Parent Shares, or a third-party offer or proposal with respect to a Business Combination involving Parent or any of its Subsidiaries, and (iii) within one and one-half years of any such termination described in clause (i) above, Parent consummates a Business Combination with a third party which Business Combination provides consideration per Share in excess of $79.00 (based, in the case of a Business Combination in which such consideration consists in part or in full of publicly traded securities, on the average closing price for such publicly traded securities as reported in the Wall Street Journal for the 10 trading days preceding the date of consummation of such Business Combination), then Parent (jointly and severally with its affiliates), prior to or upon the consummation (and as a condition to the closing) of such a Business Combination, will pay to the other party a termination fee equal to $65 million in cash plus the out-of-pocket fees and expenses incurred by the Company (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Schemes or the transactions contemplated by this Agreement.

                                  ARTICLE EIGHT

                            MISCELLANEOUS PROVISIONS

             Section 8.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement shall survive the Closing, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.

             Section 8.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement signed on behalf of each party hereto at any time prior to the Parent Scheme Effective Time with respect to any of the terms contained herein except that after the meetings of the shareholders of the Company as contemplated by
Section 5.8, the Company Scheme Consideration to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Company Scheme shall in no event be altered without the approval of such holders.

             Section 8.3. Waiver of Compliance; Consents. Any failure of Parent or New Parent, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Company or Parent, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

             Section 8.4. Severability and Validity. The provisions set forth in this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             Section 8.5. Expenses and Obligations. Each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement, the performance of its covenants herein, and the effectuation of the transactions contemplated hereby, including, without limitation, all fees and disbursements of its respective legal counsel, advisors and accountants; provided, however, that nothing in this Section 8.5 shall negate any obligation of either Parent or the Company to pay the termination fee specified in Sections 7.4(b) and (c). Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement.

             Section 8.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 2.7, 2.8, 5.9 and 5.13 (which are intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons).

             Section 8.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action; and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all necessary action.

             Section 8.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a) if to Parent, New Parent, or the Company after the Effective Time, to:

                        EXEL Limited
                        Cumberland House
                        1 Victoria Street
                        Hamilton HM11
                        Bermuda
                        Telephone:  (441) 292-8515
                        Facsimile:  (441) 292-5280

                        Attention: Brian M. O'Hara

                  with copies to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York 10019
                        Telephone: (212) 403-1000
                        Facsimile: (212) 403-2000

                        Attention: Craig M. Wasserman

             (b)   if to the Company prior to the Effective Time, to:

                        Mid Ocean Limited
                        Richmond House
                        12 Par-La-Ville Road
                        Hamilton HM08
                        Bermuda
                        Telephone:  (441) 292-1358
                        Facsimile:  (441) 292-5226

                        Attention: Michael A. Butt

                  with a copy to:

                        Davis Polk & Wardwell
                        450 Lexington Avenue
                        New York, NY  10017
                        Telephone: (212) 450-4000
                        Facsimile: (212) 450-4800

                        Attention: George R. Bason, Jr.

             Section 8.9. Governing Law; Submission to Jurisdiction.

             (a) Except for Article TWO, which shall be governed by and construed in accordance with the laws of the Cayman Islands, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

             (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of New York or any New York state court, and each of the parties hereto consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world and, without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.8, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

             Section 8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

             Section 8.11. Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

             Section 8.12. Entire Agreement; Assignment. This Agreement, including the documents and instruments referred to herein and therein, and the Confidentiality Letter embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matters. This Agreement shall not be assigned by operation of law or otherwise, except with the prior written consent of each other party hereto.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed and sealed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                    EXEL LIMITED

                                    By:/s/ Brian M. O'Hara
                                       -------------------------------------
                                       Name:  Brian M. O'Hara
                                       Title:  President and Chief Executive
                                               Officer

Attest:

/s/ Paul Giordano
---------------------
       Secretary
         [SEAL]

                                    EXEL MERGER COMPANY LTD.

                                    By:/s/ Brian M. O'Hara
                                       -------------------------------------
                                       Name:  Brian M. O'Hara
                                       Title:  President and Chief Executive
                                               Officer

Attest:

/s/ Paul Giordano
---------------------
       Secretary
         [SEAL]

                                    MID OCEAN LIMITED

                                    By:/s/ Michael A. Butt
                                       -------------------------------------
                                       Name:  Michael A. Butt
                                       Title:  President and Chief Executive
                                               Officer

Attest:

/s/ John Wadson
-------------------
       Secretary
         [SEAL]